Exhibit 99.1

306 East North Street, Greenville, SC 29601

www.palmettobank.com

Return Service Requested

Bank Notes

OFFICER APPOINTMENTS

Evie Harrison has been appointed to Assistant Vice President and is the Branch Manager of the Bank’s Grove Road branch in Greenville. Ms. Harrison is a graduate of South Carolina Association Bankers School, a member of Kiwanis Club of Greenville and a volunteer with Meals on Wheels of Greenville. Ms. Harrison has been employed with the Bank since 1997 and has over 34 years of banking experience.

Pam Simpson has been appointed to Deposit Risk and Documentation Leader. Ms. Simpson has been employed with the Bank since 1990 and has over twenty-two years of banking experience.

Sharon Woods has been appointed to Telephone Banking Officer, Team Support Leader. Ms. Woods is a graduate of South Carolina Association Bankers School. She has been employed with the Bank since 1998 and has over twenty-six years of banking experience.

COMMUNITY INVOLVEMENT

We are committed to the Upstate of South Carolina and believe that giving back to our communities is an important element of our responsibility as a corporate citizen. Our community outreach was evident through our teammates’ participation in the following events during the second quarter 2012:

•	ABA Teach Children to Save Day

•	American Cancer Society Relay for Life

•	Various blood drives throughout the Upstate

Forward-Looking Statements and Non-GAAP Financial Information

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

This report contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This report discusses both GAAP net loss and operating earnings excluding certain gains and charges, which is a non-GAAP measure. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Readers should consider our recording of expenses associated with credit costs and certain special items when assessing the performance of the Company. Non- GAAP measures have limitations as analytic tools, and readers should not consider these in isolation or as a substitute for analysis of our results as reported under GAAP.

August 3, 2012

To Our Shareholders:

During the second quarter we completed our previously announced strategic actions to accelerate our return to profitability, including the sale of a substantial portion of our remaining problem assets. While the sale of these problem assets was the primary contributor to our net loss of $7.2 million for the second quarter, compared to a net loss of $587 thousand for the first quarter, the lower level of problem assets will result in an immediate positive benefit starting in the third quarter 2012. This benefit will be realized through the avoidance of potential future writedowns from ongoing receipt of appraisals and significant reductions in the related carrying costs of these problem assets. Other strategic actions completed since the first quarter include the outsourcing of certain operational functions, consolidation of two branches in Laurens and Greenwood, and the sale of our Rock Hill and Blacksburg branches. As a result of these actions and execution of our strategic plan, we continue to expect to return to quarterly profitability in 2012.

Operating Earnings: Excluding the elevated credit costs, charges associated with our strategic actions to reduce our branch network and outsource certain operational functions and gains on the sales of investment securities, our pre-tax operating earnings were $4.5 million in the second quarter 2012 compared to $4.7 million in the first quarter 2012. Consistent operating earnings are indicative that the fundamental business of our franchise is producing results and our hard work is positioning the Bank for future growth. Loan growth remains challenging as low interest rates and sluggishness in economic recovery persist. The lack of loan growth and lower yields on securities from reinvestment of proceeds on sales put pressure on net interest income, which is our primary source of income. To address these challenges, we continue to remain vigilant in managing our expenses to ensure our balance sheet size, scope of business activities and underlying revenue generating capacity are aligned with our infrastructure and expense base. Our recurring operating expenses (expenses excluding credit costs and one-time charges) continue to steadily decline.

Credit Quality: During the second quarter 2012 we took significant steps to aggressively improve our credit quality. The problem asset sales during the second quarter contributed to a 46% reduction in nonperforming assets from the end of the first quarter and a 73% reduction from their peak at March 31, 2010. Nonperforming assets have now declined in eight of the last nine quarters and are at their lowest level since 2008. The strategic decision to sell problem assets at discounted prices during the second quarter contributed to the increase in credit costs from the first quarter. However, our future credit costs are expected to be much lower and more predictable as a result of the strategic actions taken during the second quarter.

Strategic Plan: Our continued progress over the last several quarters is due to the persistent execution of our focused strategic plan, including the actions summarized above. These strategic initiatives will accelerate our return to profitability through reductions in future credit costs on problem assets and lower operating expenses, and are expected to be realized beginning in the third quarter of this year and therefore further contribute to our improving financial performance over the remainder of 2012.

Additional Information: Additional details about our financial results for the second quarter 2012 are included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2012 which may be obtained from the SEC website at www.sec.gov or from our Investor Relations website at www.palmettobank.com. We encourage you to read the Form 10-Q for a comprehensive discussion of our strategic plan and the actions we are taking on the path to profitability.

*****

Thank you for the continued support, and please do not hesitate to contact either one of us with questions or concerns about your Company.

Sincerely,

Mike Glenn,	Sam Erwin,
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands)

	June 30, 2012	March 31, 2012	December 31, 2011
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$152,363	$117,275	$102,952

Total cash and cash equivalents	152,363	117,275	102,952

Federal Home Loan Bank (“FHLB”) stock, at cost	2,184	3,502	3,502
Investment securities available for sale, at fair value	247,400	269,841	260,992
Mortgage loans held for sale	3,789	2,841	3,648
Other loans held for sale	14,446	14,703	14,178

Loans, gross	723,986	761,687	773,558
Less: allowance for loan losses	(18,278)	(23,388)	(25,596)

Loans, net	705,708	738,299	747,962

Premises and equipment, net	24,974	25,278	25,804
Accrued interest receivable	3,902	4,987	5,196
Foreclosed real estate	14,683	26,701	27,663
Other	11,511	10,734	11,255

Total assets	$1,180,960	$1,214,161	$1,203,152

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$178,669	$173,837	$155,406
Interest-bearing	884,008	900,246	908,775

Total deposits	1,062,677	1,074,083	1,064,181

Retail repurchase agreements	18,260	26,531	23,858
Accrued interest payable	517	515	554
Other	9,734	10,632	11,077

Total liabilities	1,091,188	1,111,761	1,099,670

Shareholders’ equity
Preferred stock	—	—	—
Common stock	127	127	127
Capital surplus	142,845	142,583	142,233
Accumulated deficit	(44,244)	(37,095)	(36,508)
Accumulated other comprehensive loss, net of tax	(8,956)	(3,215)	(2,370)

Total shareholders’ equity	89,772	102,400	103,482

Total liabilities and shareholders’ equity	$1,180,960	$1,214,161	$1,203,152

Consolidated Statements of Income (Loss)

(in thousands) (unaudited)

	For the three months ended June 30,		For the six months ended June 30, 2012
	2012	2011
Interest income
Interest earned on cash and cash equivalents	$72	$112	$123
Dividends received on FHLB stock	13	13	25
Interest earned on investment securities available for sale
Taxable	643	991	1,364
Nontaxable	669	918	1,584

Total interest earned on investment securities available for sale	1,312	1,909	2,948
Interest and fees earned on loans	10,025	11,111	20,351

Total interest income	11,422	13,145	23,447

Interest expense
Interest paid on deposits	1,339	2,524	2,732
Interest paid on retail repurchase agreements	—	8	1
Interest paid on FHLB borrowings	—	23	—

Total interest expense	1,339	2,555	2,733

Net interest income	10,083	10,590	20,714

Provision for loan losses	8,450	7,400	11,150

Net interest income after provision for loan losses	1,633	3,190	9,564

Noninterest income
Service charges on deposit accounts, net	1,669	1,875	3,343
Fees for trust, investment management and brokerage services	870	842	1,589
Mortgage-banking	832	241	1,633
Automatic teller machine	248	256	489
Bankcard services	57	49	119
Investment securities gains, net	9,859	56	9,859
Other	428	439	861

Total noninterest income	13,963	3,758	17,893
Noninterest expense
Salaries and other personnel	5,335	5,998	10,943
Occupancy	1,064	1,146	2,328
Furniture and equipment	834	930	1,725
Professional services	424	553	890
FDIC deposit insurance assessment	446	702	1,097
Marketing	374	520	562
Loan workout	158	453	387
Foreclosed real estate writedowns and expenses	6,966	1,504	8,334
Loss on other loans held for sale	2,406	3,797	2,534
Other	1,227	2,105	2,365

Total noninterest expense	19,234	17,708	31,165

Net loss before provision (benefit) for income taxes	(3,638)	(10,760)	(3,708)

Provision (benefit) for income taxes	3,511	(1,191)	4,028

Net loss	$(7,149)	$(9,569)	$(7,736)